                                                                   Exhibit 99(j)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTANTING FIRM

We consent to the incorporation by reference in the Registration Statement on Form N 1-A of the Staar Investment Trust of our report, dated February 20, 2008 on the Statement of Assets and Liabilities, including the schedules of investments, as of December 31, 2007, and the related Statements of Operations and Cash Flows for the year ended then and the Statements of Changes in Net Assets for each of the two years in the period then ended and selected per share data and ratios for the periods indicated.


                                        /s/ Carson & Co., LLC
                                        ----------------------------------------
                                        Carson & Co., LLC
                                        Certified Public
                                        Accountants

Sewickley, PA
February 20, 2008